                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential: For use of Commission only (as permitted by Rule 14a-6(e)(2)
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Exchange Act Rule 14a-11(c) or 14(a)-12

                        PREMIER RESEARCH WORLDWIDE, INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    ___________________________________________________________________________
    2) Aggregate number of securities to which transaction applies:

    ___________________________________________________________________________
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

    ___________________________________________________________________________
    4) Proposed maximum aggregate value of transaction:

    ___________________________________________________________________________
    5) Total fee paid:

    ___________________________________________________________________________

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________


(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                Preliminary Copy

                        Premier Research Worldwide, Ltd.
                                30 S. 17th Street
                             Philadelphia, PA 19103




                                                                  March 20, 2000

Dear Premier Research Worldwide Stockholders:

         You are cordially invited to the Annual Meeting of Stockholders to be held at 2:30 P.M. on April 17, 2000 at the Company's executive offices, 30 South 17th Street, Philadelphia, PA 19103.

         Details with respect to the meeting are set forth in the attached Notice of Annual Meeting and Proxy Statement.

         Your vote is important. Whether or not you plan to attend the meeting, you are urged to complete, date, sign and return your proxy. If you attend the meeting and would prefer to vote in person you may still do so.

                                            Very truly yours,


                                            JOEL MORGANROTH, M.D.
                                            Chairman of the Board and
                                            Chief Executive Officer
                                            Premier Research Worldwide, Ltd.

                        Premier Research Worldwide, Ltd.

                        -------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held April 17, 2000

                        -------------------------------

To the Stockholders:

         The Annual Meeting of Stockholders of Premier Research Worldwide, Ltd. will be held at the Company's executive offices located at 30 South 17th Street, Philadelphia, PA 19103, at 2:30 P.M. on April 17, 2000 for the following purposes:

         (1)  To elect two directors to serve three-year terms.

         (2) To approve an amendment to the Company's Restated Certificate of Incorporation to change its name to "PRWW, Ltd."

         (3) To ratify the selection by the Board of Directors of the firm of Arthur Andersen as independent auditors for 2000.

         (4) To transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

         Stockholders of record as of the close of business on March 14, 2000 are entitled to notice of and to vote at the meeting.

         Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. Your proxy may be revoked at any time prior to the time it is voted.

                                             By Order of the Board of Directors,


                                             JOHN BAUER
                                             Vice President Finance
Philadelphia, PA                             and Secretary
March 20, 2000

                        Premier Research Worldwide, Ltd.
                                30 S. 17th Street
                             Philadelphia, PA 19103

                             ----------------------

                                 PROXY STATEMENT

                             ----------------------


         These proxy materials are furnished in connection with solicitation of proxies by the Board of Directors of Premier Research Worldwide, Ltd., a Delaware corporation ("PRWW" or the "Company"), for the Annual Meeting of Stockholders of PRWW to be held at 2:30 P.M. on April 17, 2000, at the Company's executive offices located at 30 South 17th Street, Philadelphia, PA 19103, and any adjournments or postponements of such meeting. These proxy materials were first mailed to stockholders on or about March 20, 2000. The address of the principal executive office of PRWW is 30 S. 17th Street, Philadelphia, Pennsylvania 19103. Sending a signed proxy will not affect the stockholder's right to attend the Annual Meeting and vote in person. Every stockholder has the power to revoke his proxy at any time before it is voted. The proxy, before it is exercised at the meeting, may be revoked by filing with the Secretary of the Company a notice in writing revoking it, by delivering a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Stockholders Entitled to Vote

         The close of business of March 14, 2000 was the record date for stockholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 6,952,297 outstanding shares of the common stock, $.01 par value (the "Common Stock"), of PRWW.

Voting of Proxies

         A form of proxy is enclosed. All properly executed proxies received by the Board of Directors, and not revoked, will be voted as indicated in accordance with the instructions thereon. In the absence of contrary instructions, shares represented by such proxies will be voted for the election of the directors as described herein; in favor of the amendment to the Restated Certificate of Incorporation; in favor of the ratification of the selection of the independent auditors; and in the discretion of the proxy holders on such other matters as may properly come before the meeting.

         The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast on a particular issue constitutes a quorum for the purpose of considering such matter. Each share of Common Stock outstanding as of the record date is entitled to one vote on each matter that may be brought before the Annual Meeting. Election of directors will be by plurality of the votes cast. Approval of the proposed amendment to the Restated Certificate of Incorporation will require the affirmative vote of the holders of a majority of the outstanding Common Stock. Any other proposal will require the affirmative vote of a majority of the votes cast on such proposal. Broker nonvotes and abstentions are counted for the purposes of determining the presence or absence of a quorum for the transaction of business at the meeting. Abstentions are counted in the tabulations of the votes cast on proposals presented to the stockholders, whereas broker nonvotes are not counted for purposes of determining the election of directors or whether a proposal has been approved.

Costs Of Solicitation

         The entire cost of soliciting proxies will be borne by PRWW. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and reimbursement for expenses may be made. Proxies may be solicited in person or by telephone or telegraph by directors, officers or regular employees of PRWW, none of whom will receive additional compensation therefor.


                              ELECTION OF DIRECTORS
                                (Proposal No. 1)

         The Board of Directors currently consists of ten directors divided into three classes. Philip J. Whitcome, Ph.D. and Connie Woodburn, directors whose terms expire at the Annual Meeting, have informed the Company that they do not wish to seek reelection, and the Board of Directors immediately after the Annual Meeting will be reduced in size to eight. Two directors are to be elected at the Annual Meeting to serve until the 2003 Annual Meeting. Management's nominees for election as directors are Joseph Esposito and John Ryan, each of whom currently serves on the Board.

         The proxy holders intend to vote all proxies received by them in the accompanying form for such nominees unless otherwise directed. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy, or, in lieu thereof, the Board of Directors may reduce the number of directors. As of the date of this Proxy Statement, Management is not aware of any nominee who is unable or will decline to serve as a director.

         The following table lists the name and age of the two nominees and the six continuing directors of the Company whose terms of office will continue after the Annual Meeting, and the year in which each director's term of office will expire (assuming, in the case of each of the nominees, such nominees are elected at the Annual Meeting).


                                                                     Year of
                                           Age As                 Expiration of
Name                                     of 3/1/00              Term as Director
----                                     ---------              ----------------

Nominees for Election
     Joseph Esposito                        46                        2003
     John Ryan                              64                        2003


Directors Continuing in Office
     Sheldon Bonovitz                       62                        2001
     James Gale                             50                        2002
     Arthur Hull Hayes, Jr., M.D.           66                        2001
     Jerry D. Lee                           63                        2002
     Joel Morganroth, M.D.                  54                        2002
     Howard Ross                            48                        2001

         Mr. Esposito has served as the President and Chief Operating Officer of PRWW since April 1998, and has served on its Board of Directors since 1999. He joined the Company as President and CEO of DLB Systems in 1997 upon the acquisition of that business by the Company from Safeguard Scientifics, prior to which he had served as President and CEO of DLB Systems, Inc. In addition, Mr. Esposito served as President, Worldwide Operations, for Computron (1994-1997) and held various senior management positions at Ross Systems, Inc. (1991-1994). From 1979 to 1991, Mr. Esposito held various senior management positions with Wang Laboratories, Inc., which produced computing equipment related to peripheral devices and workflow/imaging management software.

         Mr. Ryan has served on the Company's Board of Directors since 1999. Since 1997, Mr. Ryan has been a principal in Devon Ventures. Mr Ryan founded SunGard Data Systems in 1977 and since 1987 has acted as an advisor, director and/or investor in numerous early stage technology companies, including DLB Systems, Inc. for which he acted as Chairman and Acting Chief Executive Officer from 1995 until its acquisition by PRWW in 1997. Mr. Ryan is also a director of Neoware, Inc., Thermacore, Inc., IGP, Inc. and FAI, Inc.

         Mr. Bonovitz has served on the Company's Board of Directors since 1999. He has been a partner of the law firm of Duane, Morris & Heckscher, LLP since 1969, where he currently serves as Chairman and Chief Executive Officer. Mr. Bonovitz is also a member of the Board of Directors of Comcast Corporation and Surgical Laser Technologies, Inc.

         Mr. Gale has served on the Company's Board of Directors since 1999. He has been employed by Sanders Morris Mundy, a registered broker dealer, since 1978. He currently is a managing director of Sanders Morris Mundy and the chief investment officer of the Corporate Opportunity Funds, which are limited partnerships whose principal business is making investments in the securities of other entities. He has nearly 20 years investment banking experience with several firms, including Gruntal & Co. and E. F. Hutton & Co. Mr. Gale also serves as a director of Latshaw Enterprises, Inc. and RELM Wireless Corporation.

         Dr. Hayes has served on PRWW's Board of Directors since 1996. Since 1991, Dr. Hayes has served as President and Chief Operating Officer of MediScience Associates, a consulting firm. Dr. Hayes is an advisor to firms in health care product development and regulation, clinical pharmacology, and medical and pharmacy practice, and is internationally recognized as a medical researcher and clinician. Dr. Hayes served as Commissioner of the FDA from 1981 to 1983. He is also a member of the Board of Directors of Celgene, Inc., Myriad Genetics and NaPro Biopharmaceuticals, Inc.

         Mr. Lee has served on the Company's Board of Directors since 1996. Mr. Lee was a partner in the accounting firm of Ernst & Young LLP from 1969 until his retirement in 1995. He was managing partner of its Philadelphia office from 1979 to 1989 and a member of the firm's world-wide multi-national partner group from 1989 to 1995. Mr. Lee is also a member of the Board of Directors of Cybex International, Inc.

         Dr. Morganroth has served as the Chairman of the Company since 1999, its Chief Executive Officer since 1993 and as a Director of the Company since 1997. In addition, Dr. Morganroth has consulted for the Company since 1976. Dr. Morganroth was a Professor of Medicine and Pharmacology at Hahnemann University from 1982 to 1992. Currently, Dr. Morganroth is an Adjunct Professor of Medicine (Pharmacology) at Jefferson Medical College of Thomas Jefferson University and Clinical Professor of Medicine at the University of Pennsylvania School of Medicine. Dr. Morganroth is an internationally recognized cardiologist and clinical researcher. He has served for over ten years as a Medical Review Officer/Expert for the FDA and since 1995 has served in a similar capacity for the Health Protection Branch of Canada.

         Mr. Ross has served on the Company's Board of Directors since 1999. He has been a partner of LLR Equity Partners, L.P. since its founding in 1999. Mr. Ross is a certified public accountant and was a partner in Arthur Andersen LLP from 1984 to 1999, serving as the partner-in-charge of Arthur Andersen's Philadelphia Growth Company Practice for 15 years. He is also a director of Iron Mountain, Incorporated and Crothall Services Group, Inc.

         There are no family relationships among the directors and the executive officers.

Board of Directors Meetings and Committees

         The Board of Directors of the Company held a total of nine meetings during 1999. Each director attended more than 75% of the meetings of the Board of Directors and any committee of which he is a member.

         The Board of Directors has an Executive Committee, an Audit Committee and a Compensation and Stock Option Committee.

         The Executive Committee has, with certain exceptions, all the authority of the Board of Directors, and has specifically been delegated the authority to make recommendations to the board with respect to management nominees to the board and review and make recommendations with respect to such shareholder nominees to the board as may be submitted to the corporation. A shareholder desiring to propose a candidate to the Executive Committee should submit a written recommendation, together with sufficient biographical information concerning the individual, to the secretary of the Company. While letters of recommendation may be submitted for consideration at any time, recommendations should be received prior to November 15 in any year for consideration in connection with the nomination and election of directors at the Company's next Annual Meeting. This committee, which currently consists of Mr.Bonovitz, Mr. Ross and Dr. Morganroth, did not hold any meetings during 1999 but acted by written consent.

         The Audit Committee is primarily responsible for approving the services performed by the Company's independent auditors and reviewing and evaluating the Company's accounting principles and reporting practices and its system of internal accounting controls. This committee, which currently consists of Mr. Gale, Mr. Bonovitz and Mr. Lee, held five meetings during 1999.

         The Compensation and Stock Option Committee is primarily responsible for determining the compensation payable to the officers and key employees of the Company and to recommend to the Board additions, deletions and alterations with respect to the various employee benefit plans and other fringe benefits provided by the Company, except that no member of the Committee shall take part in any decision pertaining to his compensation or benefits in his capacity as a director of the Company. The Committee also is primarily responsible for administering the Company's stock option plans, awarding stock options to key employees and non-employee directors of the Company and determining the terms and conditions on which the options are granted. This committee, which currently consists of Dr. Whitcome, Ms. Woodburn and Mr. Ryan, held five meetings during 1999.

Compensation of Directors

         During 1999, directors who are not employees of the Company received a fee of $1,000 for each directors meeting attended and $500 for each committee meeting attended, and also received an annual retainer of $6,000. Upon the initial election of any "outside director" (currently all directors except Dr. Morganroth and Mr. Esposito), such individual receives at the time of election an automatic one-time option grant of 5,000 shares, and each outside director receives a fixed annual option grant of 5,000 shares. Each director is also reimbursed for out-of-pocket expenses incurred in connection with attending meetings and other services as a director.

Certain Relationships and Related Party Transactions

         Prior to August 27, 1999, UM Holdings, Ltd. beneficially owned 3,025,450 shares of the Company's Common Stock, representing approximately 42.9% of the total outstanding shares. On August 27, 1999, UM (1) sold 322,000 shares of the Common Stock to the Company as part of its announced stock buy-back program for an aggregate purchase price of $1,932,000, and (2) sold 2,678,000 shares of the Common Stock in separate, private transactions with approximately 26 purchasers, for an aggregate purchase price of $16,068,000. The Company believes that, after these sales, UM beneficially owned less than 1% of the outstanding shares. Following these transactions, John Aglialoro, Joan Carter and Arthur Hicks, Jr., each of whom is a stockholder, director and/or executive officer of UM, resigned from the Company's Board of Directors.

         Persons directly or indirectly acquiring shares of the Common Stock from UM in these transactions include LLR Equity Partners, LLP (916,668 shares); Sanders Morris Mundy Inc through funds which it controls (583,300 shares); and Joel Morganroth, M.D. (130,000 shares). See "Security Ownership of Certain Beneficial Owners and Management" below. Dr. Morganroth is a director and the Chairman and CEO of the Company. James Gale, a managing director of Sanders Morris Mundy Inc, and Howard Ross, a partner of LLR Equity Partners, LP, were subsequently elected to the Board of Directors.

         Certain of the Company's diagnostic testing and clinical research contracts require that specified medical professional services be provided by Dr. Morganroth, the Company's Chief Executive Officer. The Company has retained Joel Morganroth, M.D., PC, a professional corporation owned by Dr. Morganroth, to provide these and other services, which include serving as Medical Director to the Company, acting as principal investigator for various studies, and providing medical interpretation for diagnostic tests from time to time as required. This professional corporation received a fixed annual fee for these services of $156,000 for 1999.

Executive Compensation

Compensation Committee Report on Executive Compensation

         The Compensation and Personnel Committee of the Board of Directors consists entirely of non-management directors, and its primary function is to make recommendations to the Board of Directors concerning executive compensation and benefit policies for the Company.

         The Committee believes that the most effective compensation program is one that provides executives competitive base salaries and incentives to achieve both current and long-term strategic business goals of the Company.

The Company's executive compensation programs are designed to:

         o Align the interests of executive officers with the long-term interests of shareholders.

         o Motivate and challenge executive officers to achieve both annual and long-term strategic business goals.

         o Support an environment that rewards executive officers based upon corporate and individual performance and results.

         o Attract and retain executive officers critical to the long-term success of the Company.

         In 1999, the basic components of executive officer compensation consisted of base salary, a cash bonus plan tied to measurements based on Company performance, and long-term incentives in the form of stock options. The executive officers also participate in employee benefit plans available generally to the Company's employees.

         Base Salary. Clinical research organizations face intense competition for qualified employees, and the Committee believes it is important that Company executive officer compensation levels be competitive with other CROs. The Committee reviewed the compensation of its executives in comparison with other publicly traded CROs and targeted base salary levels to be consistent with comparable positions at these companies.

         Annual Incentive Compensation Program. The Company implemented in 1999 an annual incentive compensation program permitting officers and key managers to earn cash bonuses from a bonus pool of up to 11% of the Company's 1999 earnings before taxes. Based upon actual 1999 performance, the bonus pool was $672,000 with the participants earning bonuses which equaled on average approximately 40% of base salary.

         The Committee believes that this annual incentive compensation program aids in ensuring that the Company's overall levels of compensation remain competitive and benefits the Company in that a significant portion of the compensation of executive officers is in the form of variable incentive pay, which further aligns the interests of the executive officers with the interests of the Company's shareholders.

         Long-Term Incentive in Form of Stock Options. The Committee believes that significant management ownership of the Company's stock effectively motivates the building of shareholder wealth and aligns the interests of management with those of the Company's shareholders. The Company's executive officers received option grants totaling 65,000 during 1999 under the terms of the Company's 1996 Stock Option Plan at a per share exercise price equal to market price on the date of grant. The options become exercisable over five years in annual increments of 20% beginning one year after the date of grant, contingent upon the officer's continued employment with the Company. The table appearing under the heading "Option Grants in 1999" provides further information about the options granted in 1999 to the Named Executive Officers.

         Chief Executive Officer Compensation. The compensation plan for Dr. Morganroth contains the same elements and operates in the same manner as the compensation plan described above for the other executive officers. His cash bonus pursuant to the Company's 1999 annual incentive compensation program was $236,813, representing over one-half of his cash compensation for the year. Dr. Morganroth also provides specified medical professional services to the Company pursuant to the Company's agreement with a professional corporation owned by Dr. Morganroth. In 1999 $156,000 was paid to his professional corporation for medical services. The Committee believes that Dr. Morganroth's total compensation is appropriate in light of Dr. Morganroth's reputation as a medical doctor in the research area and his importance to achievement of the Company's goals.

         Dr. Morganroth was granted in 1999 options to acquire 37,500 shares of the Company's Common Stock, at an exercise price equal to the stock's fair market value at the date of grant and exercisable (contingent upon continued employment) in five annual installments. In addition, Dr. Morganroth is a significant shareholder in the Company (see "Security Ownership of Certain Beneficial Owners and Management"). The Committee believes that Dr. Morganroth's stock ownership and stock options provide a significant incentive and align his interests directly with the Company's shareholders. To the extent his performance as CEO translates into an increased value of the Company's stock, all shareholders, including Dr. Morganroth, will share the benefits.

         Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1,000,000 per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance-based compensation paid to the Company's executive officers for 1999 did not exceed the $1,000,000 limit per officer, and the Committee does not anticipate that the non-performance-based compensation to be paid the Company's executive officers in the foreseeable future will exceed that limit.

               Members of the Compensation and Personnel Committee
                             Philip Whitcome (Chair)
                                    John Ryan
                                 Connie Woodburn


Compensation Committee Interlocks and Insider Participation

         At the end of 1999, the Compensation and Personnel Committee was composed of Dr. Whitcome, Ms. Woodburn, and Mr. Ryan. Charles Jacobson also served on the Committee until his resignation from the Board of Directors in December 1999. None of these individuals is a current or former officer or employee of the Company.





Summary Compensation Table

         The following table sets forth information in respect of the compensation paid for the years ended December 31, 1997, 1998 and 1999 to the persons (sometimes collectively referred to as the "Named Executive Officers") who were, at any time during 1999, the Chief Executive Officer, and at the end of 1999, the other four most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in such year.

                                                                                           Long term
                                                                     Annual                Compensation
                                                                Compensation(1)            ------------
                                                          -------------------------         Number of        All Other
          Name and Principal Position           Year       Salary            Bonus           Options        Compensation
          ---------------------------           ----      --------         --------        ------------     ------------
Joel Morganroth, M.D.                           1999      $203,809         $236,813           37,500         $864(2)(3)
   Chairman and Chief Executive Officer         1998      $201,000                -                -         $864(2)(3)
                                                1997      $201,000                -           10,000         $864(2)(3)


Joseph Esposito                                 1999      $276,287         $172,610           20,000         $3,364(4)
   President and Chief Operating Officer        1998      $330,964                -          150,000         $3,124(4)
                                                1997      $ 33,220                -           50,000         $  104(4)

Steven Silber, M.D.                             1999      $209,616          $38,675                -         $3,364(4)
   Vice President - Clinical Research           1998      $ 26,827                -           20,000         $   72(4)


Vincent Renz                                    1999      $156,338          $67,613                -         $3,364(4)
   Vice President - DLB                         1998      $ 91,423          $ 8,141           15,000         $1,252(4)


David Dworacyzk                                 1999      $172,232                -                -         $3,364(4)
   Sr. Vice President - Strategic               1998      $134,864                -           10,000         $1,733(4)
   Development


-------------
(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for the officer for such year.


(2) Represents the dollar value of the insurance premium paid by the Company with respect to term life insurance for Dr. Morganroth.

(3) Excludes consulting fees of $144,000, $144,000 and $156,000 paid in 1997, 1998 and 1999, respectively, to a professional corporation owned by Dr. Morganroth . See "Certain Relationships and Related Party Transactions."

(4) Consists of the sum of (A) Company's 401(k) plan contributions, which in 1999 were $2,500 for Mr. Esposito, $2,500 for Dr. Silber, $2,500 for Mr. Renz , and $2,500 for Mr. Dworacyzk; and (B) the dollar value of the insurance premium paid by the Company with respect to group term life insurance, which for 1999 was $864 for Mr. Esposito, $864 for Dr. Silber, $864 for Mr. Renz, and $864 for Mr.Dworacyzk.


Employment Contracts

         The Company has entered into employment agreements with each of the Named Executive Officers. Under these agreements, the employment may be terminated with or without cause at any time. In the event that the Company terminates an officer's employment other than "for cause", the Company is obligated to continue normal salary payment for between six months and one year. These agreements provide that, upon a change of control (as defined) of the Company in which the officer is not provided a comparable position, the executive has the right to resign and receive a severance equal to between six months and one year's salary. Pursuant to the agreement, each officer has agreed not to compete with the Company during his employment and for a period of one year thereafter.

1999 Stock Option Grants

         The following tables contain certain information concerning the grant of stock options under the Company's 1996 Stock Option Plan during the year ended December 31, 1999 and the number and value of options held at December 31, 1999 by each of the Named Executive Officers.


                                                                                                             Potential Realizable
                                                                                                               Value at Assumed
                                                                                                                 Annual Rates
                                                                                                                of Stock Price
                                                                                                               Appreciation for
                                                       Individual Grants (1)                                    Option Term (2)
                      --------------------------------------------------------------------------------  ----------------------------

                                Number of         % of Total
                                Securities         Options
                                Underlying        Granted to          Exercise or
                                  Options         Employees            Base Price        Expiration
Name                             Granted            in 1999              ($/Sh)             Date                5%             10%
----                            ---------          ---------            --------        -------------          ----           ----
Joel Morganroth,MD                12,500               6.9%               $7.63             2/4/09          $  59,981       $152,003
                                  25,000              13.8%                9.38            12/1/09            147,476        373,733

Joseph Esposito                   20,000              11.0%               $9.38            12/1/09            117,981        298,986
Steven Silber, MD                      -                 -                    -                  -                  -              -
Vincent Renz                           -                 -                    -                  -                  -              -
David Dworacyzk                        -                 -                    -                  -                  -              -



-----------------
(1) The options were granted under the terms of the Corporation's stock option plan at a per share exercise price equal to the market price of a Common Share on the date of grant. The options become exercisable over five years in annual increments of 20% beginning one year after the date of grant. The Option Committee has the right to accelerate the exercisability of any of the options, and options automatically accelerate upon a change of control (as defined).

(2) The potential realizable value is the product of (a) the difference between:
    (i) the product of the per-share market price at the time of the grant and the sum of 1 plus the adjusted stock price appreciation rate (i.e., the assumed rate of appreciation compounded annually over the term of the option) and (ii) the per-share exercise price of the option; and (b) the number of securities underlying the grant at fiscal year-end. The dollar amounts under these columns are the result of calculations at the 5% and 10% assumed rates of appreciation prescribed by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, of the market price of the Corporation's Common Shares. The actual value that any Named Executive Officer may realize, if any, will depend on the amount by which the market price of the Common Shares at the time of exercise exceeds the exercise price.

1999 Option Exercises and Fiscal Year-End Values

         The following tables contain certain information concerning the number and value of any unexercised stock options held by the Named Executive Officers as of December 31, 1999 and as to the shares acquired and the value realized by Named Executive Officers who exercised options in 1999.


                                                                                   Number of Securities         Value of Unexercised
                                                                                  Underlying Unexercised        In-the-Money Options
                                          Shares                                  Options at FY-End 1999         at FY-End 1999 (2)
                                        Acquired on          Value Realized       ----------------------         ------------------
       Name                             Exercise (#)            ($) (1)             Exercisable/Unexer.          Exercisable/Unexer.
       ----                             ------------            -------             -------------------          -------------------
Joel Morganroth, M.D.                        -                      -                    4,000/43,500                $0 / $38,094

Joseph Esposito                              -                      -                  50,000/170,000             $121,875/$496,150

Steven Silber, M.D.                          -                      -                    4,000/16,000             $ 21,750/$87,000

Vincent Renz                                 -                      -                    3,000/12,000             $ 13,567/$54,270

David Dworacyzk                              -                      -                     2,000/8,000             $   8,125/$32,500


-----------------

(1) Value realized is the difference between the market price of a share of Common Stock on the date of exercise and the exercise price of the option, multiplied by the number of shares underlying the option.

(2) Value of unexercised "in-the-money" options is the difference between the market price of a Common Share on December 31, 1999 and the exercise price of the option, multiplied by the number of Common Shares underlying the option.

Stockholder Return Performance Graph

         The following graph compares the cumulative total stockholder return on the Company's Common Stock against the cumulative total return on the NASDAQ Stock Market (U.S.) Index and NASDAQ Health Service Index for the period commencing February 3, 1997 and ending December 31, 1999. The graph assumes that at the beginning of the period indicated, $100 was invested in the Company's Common Stock and the stock of the companies comprising the NASDAQ Stock Market (U.S.) Index and the NASDAQ Health Services Index, and that all dividends, if any, were reinvested.

                COMPARISON OF 35 MONTH CUMULATIVE TOTAL RETURN*
                    AMONG PREMIER RESEARCH WORLDWIDE, LTD.,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                      AND THE NASDAQ HEALTH SERVICES INDEX

      350 |-----------------------------------------------------------------------------------------------------------------|
          |                                                                                                                 |
          |                                                                                                                 |
 D    300 |-----------------------------------------------------------------------------------------------------------------|
          |                                                                                                              *  |
 O        |                                                                                                                 |
      250 |-----------------------------------------------------------------------------------------------------------------|
 L        |                                                                                                                 |
          |                                                                                                   *             |
 L    200 |-----------------------------------------------------------------------------------------------------------------|
          |                                                                                    *      *                     |
 A        |                                                                            *                                    |
      150 |-----------------------------------------------------------------------------------------------------------------|
 R        |                                 *                         *                                                     |
          |                         *&      &        *       *&               *        &                                    |
 S    100 |--------#*&-------------------------------&----------------&-----------------------------------------------------|
          |                 #*&             #        #                        &                &       &       &        &   |
          |                         #                                                          #                        #   |
       50 |-----------------------------------------------------------------------------------------------------------------|
          |                                                  #                                         #       #            |
          |                                                           #       #        #                                    |
        0  -----------------------------------------------------------------------------------------------------------------|

             02/03/1997    3/97    6/97    9/97    12/97    3/98    6/98    9/98    12/98    3/99    6/99    9/99    12/99

         #          100      97      64      71       70      32      29      25       27      54      38      34       58
         *          100      88     104     122      114     134     138     125      161     180     197     202      291
         &          100      92     103     112      100     110     100      76       86      76      95      70       70

         # PREMIER RESEARCH WORLDWIDE, LTD.      * NASDAQ STOCK MARKET (U.S.)
         & NASDAQ HEALTH SERVICES

         * $100 INVESTED ON 2/3/97 IN STOCK OR ON 1/31/97
           IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS.
           FISCAL YEAR ENDING DECEMBER 31.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information, as of March 1, 2000, with respect to the beneficial ownership of the Common Stock of the Company by (i) the Company's directors and Named Executive Officers, except for Dr. Silber and Mr. Dworacyzk (who are no longer employed by the Company and as to whom the number of shares owned, if any, is not known), (ii) the Company's directors and executive officers as a group, and (iii) each person known to the Company to own beneficially more than 5% of the Common Stock.

                                                   Shares
                                                Beneficially          Percentage
                                                   Owned                 Owned

Name of Beneficial Owner
Gilder Gagnon Howe & Co., LLC (1)                1,260,565               18.2%
LLR Equity Partners, L.P.(2)................       921,668               13.3%
Sanders Morris Mundy, Inc.(3)...............       585,300                8.4%
Joel Morganroth, M.D. (4)...................     1,008,500               14.5%
Joseph Esposito (5).........................        96,700                1.4%
Vincent Renz (6)............................         3,000                 *
Sheldon Bonovitz (7)........................       138,350                2.0%
James Gale (6)(8)...........................         2,500                 *
Arthur Hull Hayes, Jr., M.D. (6)                     9,402                 *
Jerry D. Lee (6)............................         9,402                 *
Howard Ross (9).............................             -                 *
John Ryan(10)...............................        30,600                 *
Philip J. Whitcome, Ph.D. (6)...............         9,402                 *
Connie Woodburn (6).........................         9,402                 *
All directors and executive officers
as a Group (13 persons)(11).................     1,326,518               18.7%

-----------------------
* Less than 1.0%
                                       15

(1) Gilder Gagnon Howe & Co., LLC's ("Gilder Gagnon") address is 1775 Broadway, New York, New York 10019. Information based on filing made with the Securities and Exchange Commission. The shares reported include 1,011,715 shares held in customer accounts over which Gilder Gagnon has discretionary authority to dispose of or direct the disposition of shares, 233,075 shares held in accounts owned by the members of Gilder Gagnon and their families, and 15,775 shares held in the account of the profit sharing plan of Gilder Gagnon.

(2) LLR Equity Partners, LP's ("LLR") address is c/o LLR Capital, LP, 1150 First Avenue, Suite 100, King of Prussia, Pennsylvania 19406. Includes options granted to Howard Ross, a director of the Company and a partner of LLR, which in accordance with his employment arrangement are held for the benefit of LLR.

(3) Sanders Morris Mundy's address is 3100 Chase Tower, Houston, Texas 77002. Includes shares owned by funds indirectly managed by Sanders Morris Mundy. Also includes options granted to James C. Gale, a director of the Company and a managing director of Sanders Morris Mundy, which in accordance with his employment arrangement are held for the benefit of Sanders Morris Mundy.

(4) Includes (i) 495,175 shares directly owned by Dr. Morganroth, as to which he has sole voting and dispositive power, (ii) 8,500 shares issuable with respect to options granted pursuant to the Company's 1996 Stock Option Plan, which are currently exercisable or exercisable within the next sixty
     (60) days, (iii) 495,225 shares held in a trust, the trustee of which is Dr. Morganroth's wife and the beneficiaries of which are Dr. Morganroth's children, as to which Dr. Morganroth disclaims beneficial ownership, and
     (iv) 9,600 shares owned by a pension plan, as to which Dr. Morganroth has shared voting and dispositive power. Dr. Morganroth's address is 30 S. 17th Street, Philadelphia, PA 19103.

(5) Includes 80,000 shares issuable with respect to options granted pursuant to the Company's Stock Option Plans, which are currently exercisable or exercisable within the next sixty (60) days.

(6) Represents shares issuable with respect to options granted pursuant to the Company's Stock Option Plans, which are currently exercisable or exercisable within the next sixty (60) days.

(7) Includes 5,000 shares issuable with respect to options granted pursuant to the Company's Stock Option Plans, which are currently exercisable or exercisable within the next sixty (60) days. Also includes (i) 13,000 shares owned by Mr. Bonovitz's wife, (ii) 24,000 shares owned by trusts for the benefit of Mr. Bonovitz's children, as to which Mr. Bonovitz acts as trustee, and (iii) 83,350 shares owned by the trust under the will of Robert H. Fleisher, Deceased, as to which Mr. Bonovitz acts as trustee, as to all of which shares Mr. Bonovitz disclaims beneficial ownership.

(8) Excludes shares owned by Sanders Morris Mundy, Inc. for which Mr. Gale is a managing director.

(9) Excludes shares owned by LLR Equity Partners, LP, as to which Mr. Ross is a partner.

(10) Includes 8,000 shares issuable with respect to options granted pursuant to the Company's Stock Option Plans, which are currently exercisable or exercisable within the next sixty (60) days.

(11) Includes 153,868 shares issuable upon exercise of options granted pursuant to the Company's Stock Option Plans, which are currently exercisable or exercisable within the next sixty (60) days. Excludes shares owned by Sanders Morris Mundy, Inc., for which Mr. Gale is a managing director, and shares owned by LLR Equity Partners, LP, as to which Mr. Ross is a partner.

Compliance with Section 16(a) of the Securities Exchange Act

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of its Common Stock, to file reports of ownership and changes in ownership of the Common Stock with the Securities and Exchange Commission ("SEC") and the NASDAQ Stock Market. Based upon a review of the forms and written representations that it received, the Company believes that all filing requirements applicable to its officers, directors and greater than 10% beneficial owners have been timely satisfied.


                        PROPOSAL TO AMEND THE COMPANY'S
                     RESTATED CERTIFICATE OF INCORPORATION
                          CHANGING ITS CORPORATE NAME
                                (Proposal No. 2)


         Effective December 31, 1999, the Company sold its trials management and clinical data management operations of its contract research organization. The Company, believing that following this sale its existing name would not accurately reflect the nature of the Company's continuing core businesses, agreed as part of the sale to convey its rights to the name "Premier Research" and to seek an amendment to its Restated Certificate of Incorporation to change its name.

         Accordingly, the Board of Directors proposes that the stockholders approve the amendment of Article I to the Company's Restated Certificate of Incorporation to read in its entirety as follows:

             "Article I: The name of the Corporation is PRWW, Ltd."

         Management expects the formal implementation of the name change with the Delaware Secretary of State to be completed promptly after stockholder approval; however, transitional uses of the "Premier Research" by the Company may continue for a brief period in order to minimize the risk of customer confusion. There will be no adverse tax consequences associated with the name change and implementation costs during fiscal year 2000 are not expected to be material.


Vote Required

         This amendment to the Restated Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Broker nonvotes and abstentions are counted for the purposes of determining the presence or absence of a quorum. Since abstentions and broker nonvotes are not counted as votes in favor of the proposal, and since a majority vote of all outstanding shares is required, they have the same effect as votes cast against the proposal.

Management recommends a vote "FOR" the amendment to the Restated Certificate of Incorporation.


                              INDEPENDENT AUDITORS
                                [Proposal No. 3]

         Upon the recommendation of its Audit Committee, the Board of Directors has designated Arthur Andersen to be the independent auditors for the year ending December 31, 2000. The Board of Directors will offer a resolution at the Annual Meeting to ratify this designation. Approval of the proposal will require the favorable vote of a majority of the stockholders present in person or by proxy and voting at the Annual Meeting. It is anticipated that representatives of Arthur Andersen will be present at the meeting to respond to appropriate questions and, if they desire, to make a statement.

                             STOCKHOLDER PROPOSALS

         Stockholder proposals intended to be considered at the 2001 Annual Meeting of Stockholders must be received by PRWW no later than November 20, 2000. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

         In accordance with Rule 14a-4(c) promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, the holders of proxies solicited by the Board of Directors in connection with the 2001 Annual Meeting may vote such proxies in their discretion on certain matters as more fully described in such rule, including without limitation on any matter coming before the meeting as to which the Company does not have notice on or before February 3, 2001.

         The Board knows of no other matters which may be presented for action at the meeting. However, if any other matter properly comes before the meeting, the proxy holders will vote in accordance with their judgment on such matter.

         Stockholders are urged to vote, sign and return the enclosed form of proxy promptly in the enclosed envelope.

                                             By Order of the Board of Directors,


                                             JOHN BAUER
                                             Vice President Finance
                                             and Secretary
March 20, 2000

PROXY                                                                      PROXY

                        PREMIER RESEARCH WORLDWIDE, LTD.

                      2000 ANNUAL MEETING OF SHAREHOLDERS
                       PROXY FOR HOLDERS OF COMMON STOCK
               Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints JOEL MORGANROTH, M.D., JOSEPH ESPOSITO, and JAMES H. CARLL, or any of them, with full power of substitution, the proxy of the undersigned to represent the undersigned at the Annual Meeting of Shareholders of Premier Research Worldwide, Ltd. to be held on April 17, 2000, or any adjournment or postponement thereof, and to vote the number of shares of the Common Stock of Premier Research Worldwide, Ltd. which the undersigned would be entitled to vote if personally present.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, shares of the Common Stock represented by this proxy will be voted FOR the election of the nominees listed on the reverse side; and FOR the proposals described in items No. 2 and 3. This proxy may be revoked at any time prior to the time it is voted.




--------------------------------------------------------------------------------

             ^             FOLD AND DETATCH HERE             ^

                                                                                                                Please mark
                                                                                                                your votes
----------------------------------------------------------------------------------------------------------      like this:  [X]
                                                                                                         |
                                                                                                         |
                                                                                                         |
----------------------------------------------------------------------------------------------------------
1. Election of Directors.                                                                                      FOR  AGAINST  ABSTAIN
                                                    (Instruction: To withhold     2. Amendment to Restated
           [ ]                       [ ]            authority to vote for any        Certificate of            [ ]    [ ]      [ ]
                                                    individual nominee, strike       Incorporation
     FOR the nominees         WITHHOLD AUTHORITY    a line through the nominee's
listed (except as marked to    to vote for the      name in the list below)       3. Ratification of the
the contrary at the right)     nominees listed                                       appointment of Arthur
                                to the right        Joseph Esposito                  Anderson LLP as the
                                                    John Ryan                        Company's independent     [ ]    [ ]      [ ]
                                                                                     accountants:

                                                                                  4. In his discretion, the
                                                                                     Proxy is authorized to vote
                                                                                     upon such other business as
                                                                                     may properly come before
                                                                                     the meeting

----------------------------------------------------------------------------
                                                                            |   You are urged to sign and return your proxy without
                                                                            |   delay in the return envelope provided for that
                                                                            |   purpose which requires no postage if mailed in the
                                                                            |   United States.
                                                                            |
                                                                            |   ----------------------------------------------------
                                                                            |
                                                                            |   ----------------------------------------------------
                                                                            |   Signature(s) of Shareholder(s)
                                                                            |
                                                                            |   When signing the proxy, please date it and take care
                                                                            |   to have the signature conform to the shareholder's
                                                                            |   name as it appears on this proxy. If shares are
                                                                            |   registered in the names of two or more persons, each
                                                                            |   person should sign. Executors, administrators,
                                                                            |   trustees and guardians should so indicate when
                                                                            |   signing.
                                                                            |
                                                                            |   Dated: _______________________________________,2000
                                                                            |
----------------------------------------------------------------------------



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